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                                                                     Exhibit 3.7

                          CERTIFICATE OF INCORPORATION
                                       OF
                          SUPER LAUNDRY EQUIPMENT CORP.

                UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW
                            OF THE STATE OF NEW YORK

      The undersigned, a natural person at least eighteen years of age, for the purpose of forming a corporation pursuant to the Business Corporation Law of the Sate of New York (the "BCL"), DOES HEREBY CERTIFY as follows:

      FIRST : The name of the corporation is Super Laundry Equipment Corp. (the "Corporation").

      SECOND : The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the BCL. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

      THIRD : The office of the Corporation in the State of New York is to be located in the County of New York.

      FOURTH : The Corporation shall have the authority to issue 1,000 shares of Common Stock with a par value of $.01 per share.

      FIFTH : The Corporation hereby designates the Secretary of State of the State of New York as an agent of the Corporation upon whom process against it may be served.

      SIXTH : The post office address to which the Secretary of State shall mail a copy of any process served upon the Secretary of State against the Corporation is:

            THE COINMACH CORPORATION
            55 Lumber Road
            Roslyn, NY 11576
            Attention: Robert M. Doyle

      SEVENTH : No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 719 of the BCL, or (iv) for any transaction from which the director derived an improper personal benefit.

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      EIGHTH : To the full extent permitted by the BCL as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, incorporator, employee, partner, trustee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including attorneys' fees), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by such person in connection with such action, suit, or proceeding. Such right of indemnification shall insure whether or not the claim asserted is based on matters which antedate the adoption of this Article EIGHTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article EIGHTH shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the by-laws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

      NINTH : (a) Subject to paragraph (b) of this Article NINTH, the Corporation shall have power to purchase and maintain insurance:

            (i) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article EIGHTH;

            (ii) to indemnify directors and officers in instances in which they may be indemnified by the Corporation under the provisions of Article EIGHTH; and

            (iii) to indemnify directors and officers in instances in which they may not otherwise be indemnified by the Corporation under the provisions of Article EIGHTH, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance of the State of New York, for a retention amount and for co-insurance.

      (b) No insurance under paragraph (a) of this Article NINTH may provide for any payment, other than costs of defense, to or on behalf of any director or officer:

            (i) If a judgment or other final adjudication adverse to the insured director or officer establishes that his or her acts or active and deliberate dishonesty were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or

            (ii) In relation to any risk the insurance of which is prohibited under the insurance law of the State of New York.

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      IN WITNESS WHEREOF, the undersigned has signed this certificate and does hereby confirm the truth of the statements contained herein under penalty of perjury this 21st day of November, 1995.

                                            /s/ Nisa Lewites
                                            -----------------------------------
                                            Nisa Lewites
                                            Incorporator
                                            ANDERSON KILL OLICK & OSHINSKY, P.C.
                                            1251 Avenue of the Americas
                                            New York, New York  10020

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